Investor Presentation March 2007

Forward Looking Statements / Where to Find Additional Information These materials contain "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as "anticipate," "contemplate," "believe," "plan," "estimate," "expect," "intend," "may," "target," "look forward to" and similar expressions. Factors that could cause actual results to differ materially include, but are not limited to, the following: costs, litigation, an economic downturn or changes in the laws affecting our business in those markets in which we operate, other economic, business, competitive, and/or regulatory factors affecting our business including those set forth in our public filings, costs related to the proposed tender offer and merger, the risk of failing to obtain any required stockholder approvals or meet minimum tendering conditions or other conditions, the risk that the transaction will not close or that such closing will be delayed, and the risk that our business will suffer due to uncertainty. There can be no assurance that the tender offer and second-step merger or any other transaction will be consummated, or if consummated, that it will increase shareholder value. The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance or events. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments, except to the extent required by law. In connection with the tender offer by Stealth Acquisition Corp. for all of the outstanding common shares of SafeNet, SafeNet filed a solicitation/recommendation statement on Schedule 14D-9 with the Securities and Exchange Commission (the "SEC") on March 12, 2007, and an amendment to the Schedule 14D-9 on March 15, 2007 and expects to file additional amendments thereto. In connection with the proposed merger, SafeNet expects to file a proxy statement with the SEC, if required by law. Investors and security holders are strongly advised to read these documents (when they become available in the case of those not yet available) because they contain (or will contain) important information about the tender offer and the proposed merger. Free copies of materials which are filed by SafeNet will be available at the SEC's web site at www.sec.gov, or at the SafeNet web site at www.safenet-inc.com or www.safenetinvestor.com and will also be available, without charge, by directing requests to SafeNet, Investor Relations: Gregg Lampf, 4690 Millennium Drive, Belcamp, Maryland 21017, 443-327-1532.

SafeNet Board Believes that a Sale at $28.75 Maximizes Value & Certainty for Shareholders Unanimous recommendation by the Board, who intend to tender shares Extremely thorough review of strategic options Broad, competitive and robust solicitation process (45 parties contacted) Vector's offer most favorable in terms of price, timing and certainty Industry, operational and competitive risks of remaining independent Fairness opinions from Merrill Lynch and Credit Suisse

Extremely Thorough Review of Strategic Options

Strategic Review Initiated to Enhance Shareholder Value In the second half of 2006, the Board initiated a strategic review to enhance shareholder value in light of Company performance risks, industry challenges and stock price performance Strategy Committee (comprised of Messrs. Harrison, Straub and Thaw) oversaw review of alternatives Merrill Lynch and Credit Suisse engaged as financial advisors to the Board Wachtell Lipton retained as legal advisor to the Board

Strategic Review Initiated to Enhance Shareholder Value (Cont'd) After receiving an unsolicited bid for $22.00 per share(1), the Board and its advisors conducted a broad solicitation process to maximize competitive dynamics for potential bids 45 parties contacted (31 strategic, 14 financial buyers) 17 confidentiality agreements signed and management meetings conducted Six parties (2 strategic, 4 financial buyers) submitted non-binding indications for the entire business and subsequently conducted detailed due diligence(2) Board received final bids based on access to non-public due diligence and supported by legal and accounting advisors, external consultants and industry experts Two parties submitted final offers and a third submitted an offer for one of the Company's business units (1) Represented a 27% premium upon receipt. (2) Another strategic party submitted an offer for one of the Company's business units.

Uncertainty and costs of Company's ongoing government investigations and private party lawsuits Uncertainty regarding definitive date for the Company regaining current filer status Diversion of management time Risk additional key executives would not remain with the Company if the accounting issues and related litigation and investigations were not resolved(1) Lack of scale and competition is getting larger and stronger in a consolidating industry; Company risks hamper ability to be a consolidator Competition, for the first time in Company's history, now exists for SafeNet's largest product line (KIV-7M) and entering highly competitive networking market Commercial business continues to underperform as a subscale / legacy provider SafeNet's growth is heavily dependent on the development and release of new and better products (many of which currently have unproven demand) Company Risks Business and Industry Risks (1) The Company had also previously lost certain key executives including its former CEO who to date has not been replaced. Strategic Review Initiated to Enhance Shareholder Value (Cont'd) Board focused on factors affecting certainty of value, including the following fundamental topics:

Comprehensive review of strategic options Broad solicitation process Sale to a foreign entity not an option for Classified business Company's current filer status appeared not to be an important factor for those potential buyers who elected not to proceed Intrinsic valuations Fairness opinions from Merrill Lynch and Credit Suisse Vector's proposal is highest price offered and provides value certainty and immediate liquidity Includes the assumption by Vector of future shareholder risks, including fines, settlements and litigation costs regarding legal, accounting and regulatory matters Review of Options / Valuations Structural Board focused on maximizing value and certainty, including the following fundamental topics: Strategic Review Initiated to Enhance Shareholder Value (Cont'd)

SafeNet Valuation Considerations Share price performance and averages over relevant time frames Valuation Consideration Commentary Wall Street break-up analyses ignore material tax leakage Wall Street research estimates and discounted share price targets Acquisition trading multiples Security and government transactions comparable in size / scale Recent outperformance without any change in fundamentals suggests current trading range not sustainable without deal Intrinsic Value Deal price is above or at high end of intrinsic valuation considerations Historical trading multiples Transaction multiples attractive relative to historical averages and peer group SafeNet has historically traded at a substantial discount to its commercial security comparables and in-line with its government comparables

SafeNet +55% Commercial Security Index(1): (3%) Gov't Index(2): +7% NASDAQ Index: +6% 10/2/06: Merrill Lynch initiates calls to potential buyers (1) Commercial Security Index includes: ALDN, ARM, AMCC, CHKP, ENTU, HIFN, MFE, MVSN, nCipher, SCUR, SYMC, VDSI and VRSN. (2) Government Index includes: GD, HRS, LLL, LMT, NOC, SAI, SYPR and VSAT. SafeNet significantly outperformed the NASDAQ and selected indices from the commencement of its detailed process to the close prior to announcement without any fundamental changes Current Trading Range May Not Be Sustainable in Absence of a Deal

Classified Borderless High Speed Rights Management OEM 48 15 9 20 8 9% High Speed 48% Type 1 15% Borderless 20% Rights Management 8% OEM Technology Companies Enterprise / Non-Classified Government Classified Government Approximately 50% of SafeNet's historical revenues are comprised of sales to the classified and non-classified government SafeNet's Business Has Few Direct Comparables

2004 2005 2006 Thru 10/2 Current - March 2nd / Offer Commercial Security Index 36.2 27.5 20.3 22.9 Government Index 19.3 17.3 17 17.4 SafeNet 23.3 18.6 13.5 21.5 ~13x ~9x ~7x ~1x Next 12 Months P/E Multiple (1) (2) (3) Transaction values SafeNet at a premium to its historical average multiples and a significant premium to its government comparables SafeNet's Forward P/E Multiple Historically Traded In-line with Government Comparables Source: FactSet. Note: Government composite is based on GAAP basis. Security composite and SafeNet based on Cash EPS (before stock compensation and amortization of intangibles). (1) Security composite includes: ALDN, ARM, AMCC, CHKP, ENTU, HIFN, MFE, MVSN, nCipher, SCUR, SYMC, VDSI and VRSN. (2) Government composite includes: GD, HRS, LLL, LMT, NOC, SAI, SYPR and VSAT. (3) Forward P/E as of March 2, 2007. SafeNet multiple based on CY07 EPS of $1.34 per Wall Street consensus.

SafeNet's Standalone Valuation Standalone valuation predicated on many risky assumptions including: The Company is successful in new product introductions The Company is successful in continuing to leverage cost structure vs. Q4 '06 preliminary results Federal government spending remains strong Consolidation of competitors does not change environment No senior management losses No delisting or expansion of DOJ issues No impact/cost from ongoing investigations and lawsuits

SafeNet's 2006 and Q4 Preliminary Financial Information * The Company's review is continuing and the financial information shown here remains subject to all qualifications, limitations and potential adjustments referred to in Section 8(d) of SafeNet's 14D-9 filings. (1) Per SafeNet press release dated January 9, 2007. SafeNet's 2006 and Q4 preliminary financial information to be materially impacted by Contract Adjustment Results do not reflect an adjustment to the revenue recognition of a specific contract (the Contract Adjustment) and therefore assume $7mm of revenue and associated costs, a substantial portion of which will be recognized in periods subsequent to 2006, rather than Q4 2006 Accordingly, the $85.5mm and $295.2mm in sales will adjust downward by a substantial portion of the $7mm with a corresponding decrease in EBITDA and EPS

Fiscal Year 2007 Faces Continued Uncertainty; Guidance Remains Unchanged 2007 projected revenue includes $15mm of revenue related to the Contract Adjustment, a substantial portion of which will be recognized in periods subsequent to 2007 The $330mm of revenue and corresponding EBITDA and EPS do not reflect any adjustment for the Contract Adjustment above, or the $7mm described on the prior page In addition to the Contract Adjustment, results are before any adjustments for stock compensation expense, amortization of intangibles, cost of restatement and related matters and other miscellaneous items * The Company's review is continuing and the financial information shown here remains subject to all qualifications, limitations and potential adjustments referred to in Section 8(d) and Section 8(e) of SafeNet's 14D-9 filings. (1) The results do not include charges related to stock based compensation, costs related to the restatement and related matters and amortization of intangibles and other miscellaneous one-time costs, which were $10.6, $12.8, $19.8 and $11.0 million, respectively, in 2006. (2) The results do not include charges related to stock based compensation, costs related to the restatement and related matters and other miscellaneous one-time costs, which were $10.6, $12.8 and $11.0 million, respectively, in 2006. (3) Per SafeNet press release dated January 9, 2007. 2007E Sales $330.0 Gross Profit $176.7 Total OpEx (1) $118.9 Adjusted EBITDA (2) $64.7 EPS $1.79 1/9/2007 Guidance (3) $318 - $326 (1)

Divest assets Strategic Review Initiated to Enhance Shareholder Value Alternative Considerations Vector Transaction Maximum value and certainty to shareholders Status Quo Industry and operational challenges and risks Execution risk related to financial plan Significant tax leakage Sub-scale stub businesses Stub business addresses niche market opportunity Lack of reinvestment options Industry challenges and risks Execution risk related to financial plan Leveraged Recapitalization Reduces public float and shareholder liquidity Historical repurchases have had limited stock price impact Industry challenges and risks Execution risk related to financial plan Acquisitions Insufficient available cash balance and lack of "good" currency (stock) Lack of actionable "game-changing" merger partners Industry challenges and risks Execution risk related to financial plan

Broad Solicitation Process

Principal Events

$28.75 all cash consideration: Achieved through a broad and competitive solicitation process Fairness opinions provided by Merrill Lynch and Credit Suisse Represents an increase of $6.75 per share, or approximately $150 million in equity value, over the unsolicited $22.00 per share offer Fast timing achieved through: Tender offer structure to provide a fast close; shareholders receive cash quickly Certainty achieved through: Firmly committed equity and debt financing - neither the tender offer nor merger is subject to a financing condition No expectation of regulatory concerns Not contingent on audited financials or regaining current filer status with SEC Vector Offer Maximized Value and Certainty for Shareholders

Full Value Based on Thorough Due Diligence in a Competitive Process Bidders were able to do full due diligence; bids represented full value based on thorough due diligence in a competitive process All bidders given access to staple financing package and substantial non-public financial, business, accounting and legal information Full data room access to over 1,200 documents and over 21,000 pages of information Detailed Company financial projections shared with each buyer Each buyer and their representatives participated in multiple intensive diligence sessions with management Meticulous review of current pipeline and conversion success ratios Comprehensive examination of each product within the Company's portfolio and anticipated new products Discussion and review of relevant legal and accounting matters Since the March 5th announcement, SafeNet has not been contacted by any other interested parties

Competitive Five Month Process Drove Value Initial Offer (Sept. '06) Vector (11/16/06) Vector (2/22/07) Vector (2/26/07) SafeNet 22 26 28 28.75 Vector submits non-binding indication of value Asked forward to due diligence phase Vector submits offer of $28.00 per share (next closest bid: $27.00) Vector submits revised final and binding offer of $28.75 per share Competitive process drove approximately $150 million (representing a 31% increase) of shareholder value SafeNet receives unsolicited non- binding indication of interest from a potential buyer subject to due diligence

Tender Timetable & Mechanics

Tender Timing & Mechanics

March 5, 2007 — SafeNet announces sale to private equity firm Vector Capital for $28.75

March 12, 2007 — Commenced tender offer for all outstanding shares

20 business days

April 6, 2007 — This tender offer expires at 12:00 Midnight, New York City time, on April 6, 2007, unless extended

Shares Purchased / Closing

- The tender offer is conditioned upon, among other things, approximately 78% of SafeNet's shares being tendered in the offer(1)
- Under certain circumstances, Vector may consider waiving the 78% condition and proceed with a transaction that requires majority approval
- If the Company becomes current in its SEC filings, the minimum tender condition will be reduced to a majority of the fully diluted eligible shares

If tender conditions are met, closing is expected to occur on April 9th or soon thereafter

(1) Represents the minimum number of shares that would be required to be tendered in order to enable Vector, after exercising the Top–Up Option provided in the Merger Agreement, to complete a short–form merger (described under Item 8(f) of SafeNet's 14D-9 filings).

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